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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE



               ARKANSAS BEST CORPORATION ANNOUNCES ITS SETTLEMENT
                        WITH THE INTERNAL REVENUE SERVICE

(Fort Smith, Arkansas, August 13, 2002) -- Arkansas Best Corporation (NASDAQ/NMS
- "ABFS") ("the Company") announced today that it had reached a favorable settlement with the Internal Revenue Service (IRS) of all outstanding issues relating to the Company's federal income tax returns for the years 1990 through 1994. As a result of the settlement, the Company will reduce reserves for interest by approximately $5.2 million to reflect the reduction in the Company's liability for future cash payments of interest. The primary issue raised by the IRS related to the timing of the deductibility of contributions made to multiemployer pension plans by ABF Freight System, Inc.(R), the Company's principal operating subsidiary. The effect of this change will be recorded in the third quarter of 2002 and will result in an increase in the Company's net income per diluted common share of approximately $0.12 cents.

The tax assessments were previously proposed by the IRS for the years involved. Reserves for the proposed assessments were recorded in prior years as information became available regarding the IRS position on the issues involved. Substantially all interest and taxes relating to the years involved were paid in 2001 as an advance payment to stop the continuing accrual of interest. The net current cash impact of the settlement will not be significant.


Contact: Mr. David E. Loeffler, Vice President, Chief Financial Officer and
         Treasurer
         Telephone: (479) 785-6157

         Mr. David Humphrey, Director of Investor Relations
         Telephone: (479) 785-6200


END OF RELEASE